October 25, 2007

Via Email and Surface Mail

The Board of Directors
NATURADE, INC.
2099 S. State College Blvd., Suite 210
Anaheim, California 92806

Dear Board Members:

For reasons described below, effective October 25, 2007, Squar, Milner, Peterson, Miranda & Williamson, LLP (hereinafter alternatively referred to as "we," and the "Firm"), hereby resigns as the independent auditors of Naturade, Inc., a debtor in possession (the "Company").

Independence-Related Matters

As of September 30, 2007, the Firm's outstanding receivable from the Company approximates $318,000 and about $165,000 thereof is more than ninety days overdue. The magnitude of this receivable could become a threat to the Firm's independence.

More importantly, the Firm intends to participate in a settlement among the Company and the professionals regarding payment of the administrative claims (in bankruptcy) of the latter (the "Settlement"). Under the terms of the Settlement and the related (proposed) amendment of the Company's reorganization plan, the Firm would accept certain contingent and other notes payable (with an extended pay-out period) to be issued by the Company in full satisfaction of our aforementioned receivable. When the Settlement agreement (after its approval by the Bankruptcy Court) is consummated, we will become a long-term creditor and thus the Firm's independence will be impaired.

Material Weaknesses in Internal Control

As discussed in our letter to you of May 31, 2007, we have identified certain material weaknesses in the Company's internal control over financial reporting ("ICFR"). A public entity's ICFR is a **critical** factor in preparing financial statements (including the disclosures required by SEC rules and GAAP) within the regulatory time frames and in accordance with applicable accounting and financial reporting standards. A less-than-adequate ICFR could threaten management's ability to do so in the near future, particularly considering the accounting and disclosure requirements necessitated by the recent adoption of FASB Interpretation No. 48 relating to "uncertain tax positions."

Required Form 8-K Filing

Management now has four business days to file a Form 8-K (under Item 4.01 thereof) to disclose our resignation as the Company's independent auditors and provide the other applicable information required by Item 304 of Regulation S-K. Please note that Item 304(a)(1) requires disclosure of all material weaknesses in internal control identified in our aforementioned May 2007 letter. Item 304 of Regulation S-K also requires that the Company provide us with a copy of the disclosures required thereby no later than the day that the Form 8-K is filed with the SEC. The Firm must then provide a letter addressed to the Commission, stating whether we agree with management's disclosures in such filing. Our letter must be filed as an exhibit to either the Form 8-K or an amendment thereof. If the Firm's letter is filed as an exhibit to a Form 8-K/A related to our resignation, such filing is due no later than ten business days after filing the "original" Form 8-K. In any case, the Company is required to file our letter with the SEC within two business days of its receipt.

The "Five-Day Letter"

Under SEC rules, we are also required to send you a separate letter stating that the auditor-client relationship between the Firm and the Company has been terminated, and forward a copy of the letter directly to the SEC. Accordingly, the Company will receive such letter shortly.

Other Matters

Since the Company's Form 10-Q for the quarter ended September 30, 2007 is due in mid-November 2007, we recommend that management promptly engage another independent registered public accounting firm. In addition, as you know SEC rules and regulations require that management arrange for the June 30, 2007 (unaudited) financial statements included in the Company's Form 10-Q for the quarter then ended to be reviewed by an independent registered public accounting firm, and thereafter file an amended Form 10-Q which includes such financial statements. After the aforementioned Settlement agreement is consummated, we will be pleased to cooperate with the Company's new auditor to the extent required by professional standards and as permitted by Firm policy.

Please feel free to contact us if you have any questions or comments.

SQUAR, MILNER, PETERSON, MIRANDA & WILLIAMSON, LLP

Squar Milner Peterson Miranda & Williamson, LLP